EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Lisa Bascom	Joseph Hassett
Interphase Corporation	Interphase Corporation
214-654-5000	866-630-INPH
pr@iphase.com	ir@iphase.com

Interphase Announces Third Quarter 2013 Financial Results

PLANO, Texas – October 24, 2013 -- Interphase Corporation (NASDAQ: INPH), a diversified information and communications technology company, today reported financial results for its third quarter ended September 30, 2013.

Revenues for the third quarter of 2013 were $4.2 million, an increase of 32% when compared to revenues from the third quarter of 2012 of $3.2 million. On a sequential basis, revenues increased 9% when compared to revenues from the second quarter of 2013 of $3.8 million. Revenues in the quarter were primarily derived from telecommunications and enterprise product revenues, which increased 48% to $3.1 million in the third quarter of 2013 compared to $2.1 million for the third quarter of 2012. Services revenues remained flat at $1.0 million for both the third quarter of 2013 and 2012. Gross margin was 48% for the third quarter of 2013 compared to 46% for the third quarter of 2012. The increase in gross margin percentage was primarily due to the increased utilization of our manufacturing facility partially offset by a revenue mix shift toward lower margin products and services. The Company reported a net income of $76,000, or $0.01 per fully diluted share in the third quarter of 2013 compared to a net loss of $541,000, or ($0.08) per share in the third quarter of 2012.

“We are pleased with our return to profitability and our second consecutive quarter of both sequential and year-over-year revenue growth,” said Gregory B. Kalush, CEO and President of Interphase. “The growth in our telecommunications business this quarter, coupled with the emergence of our services business to revenue levels of over $1 million, has allowed us to return to a profitable level of business. Our progress on penveu® has been steady. We are not in a position to announce the general availability of the product; however the improvements that we are making to the systems should position us for a solid product rollout in the near future. We remain very excited about the prospects that this product will have in the marketplace.”

For the first nine months of 2013, revenues increased to $11.3 million, compared to $10.7 million for the first nine months of 2012. Gross margin decreased to 41% for the nine months ended September 30, 2013, compared to 46% for the same period in 2012. The Company reported a net loss of $2.2 million, or ($0.32) per share for the first nine months of 2013 compared to a net loss for the first nine months of 2012 of $2.6 million, or ($0.37) per share. On September 30, 2013, the Company’s working capital position was $9.9 million, including cash and marketable securities of $6.8 million.

About Interphase

Interphase Corporation (NASDAQ: INPH) is a diversified information and communications technology company, committed to innovation through the process of identifying, developing and introducing new products and services. The Company provides its customers solutions for connectivity, interworking and packet processing.  Clients of the Company’s communications networking products include Alcatel-Lucent, Fujitsu Ltd., Genband, Hewlett Packard, Oracle, and Samsung.

The Company also offers engineering design and manufacturing services to customers from a wide variety of industries within the electronics market.

Interphase recently expanded its business to include penveu®, a handheld device that adds interactivity to the installed base of projectors and large screen displays, making any flat surface, from pull down screens to HDTVs, an interactive display system. penveu is an affordable and portable solution that targets the education and enterprise markets.

The Company, founded in 1974, is headquartered in Plano, Texas, with manufacturing facilities in Carrollton, Texas, and sales offices in the United States and Europe. For more information, please visit our websites at www.iphase.com and www.penveu.com.

Forward-Looking Statements

This press release contains forward-looking statements about the business, financial condition and prospects of the Company. These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties, including (without limitation) effects of the ongoing issues in global credit and financial markets, our reliance on a limited number of customers, the lack of spending improvements in the telecommunications and computer networking industries, significant changes in product demand, the development and introduction of new products and services, changes in competition, various inventory risks due to changes in market conditions and other risks and uncertainties indicated in Item 1A of the Company’s Annual Report on Form 10-K and in the Company’s other filings and reports with the Securities and Exchange Commission. All of the foregoing risks and uncertainties are beyond the ability of the Company to control, and in many cases, the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this press release, the words “believes,” “plans,” “expects,” “will,” “intends,” and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements.

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Interphase, the Interphase logo, and penveu are trademarks or registered trademarks of Interphase Corporation. All other trademarks are the property of their respective owners.

 Condensed Consolidated Financial Statements

Interphase Corporation

Condensed Consolidated Statements of Operations

(amounts in thousands, except per-share amounts)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2013	2012	2013	2012
Revenues	$4,168	$3,167	$11,266	$10,651
Gross margin	1,985	1,464	4,650	4,890
Research and development	622	690	2,309	2,476
Sales and marketing	614	658	2,022	2,700
General and administrative	660	648	2,239	2,319
Restructuring benefit	-	-	(67)	-
Total operating expenses	1,896	1,996	6,503	7,495
Income (loss) from operations	89	(532)	(1,853)	(2,605)
Income (loss) before income tax	89	(532)	(2,196)	(2,592)
Net income (loss)	76	(541)	(2,229)	(2,592)
Net income (loss) per diluted share	$0.01	$(0.08)	$(0.32)	$(0.37)
Weighted average common and dilutive shares	7,238	7,000	7,005	6,965

Selected Consolidated Balance Sheet Information

(amounts in thousands)

	Sept. 30, 2013	Dec. 31, 2012
Cash and marketable securities	$6,845	$8,803
Accounts receivable, net	3,395	2,781
Inventories	3,167	2,219
Net property, plant and equipment	265	334
Total assets	15,119	15,178
Total liabilities	7,768	6,125
Total shareholders' equity	$7,351	$9,053

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